SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934


                      TICKETMASTER ONLINE-CITYSEARCH, INC.
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                                (Name of Issuer)



                              Class B Common Stock
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                         (Title of Class of Securities)



                                    88633P203
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                                 (CUSIP number)

                                December 2, 1998
             (Date of Event which requires Filing of this Statement)



         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed.

         [ ]      Rule 13d-1 (b)

         [X]      Rule 13d-1 (c)

         [ ]      Rule 13d -1 (d)
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The information required in the remainder of this cover page (except any items to which the form provides a cross-reference) shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                               Page 1 of 6 Pages
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                               CUSIP NO. 88633P203

1) Name of Reporting Person                           American Express Company

   S.S or I.R.S. Identification No. of Above Person   13-4922250
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2) Check the Appropriate box if a Member of a Group   (a)   [ ]  Sole
                                                      (b)   [ ]  Joint Filing
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3) SEC Use Only
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4) Citizenship or Place of Organization               New York

Number of Shares Beneficially Owned by Each Reporting Person With
      5) Sole Voting Power                            1,305,987
                                                      --------------------------
      6) Shared Voting Power                          -0-
                                                      --------------------------
      7) Sole Dispositive Power                       1,305,987
                                                      --------------------------
      8) Shared Dispositive Power                     -0-
                                                      --------------------------

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9)    Aggregate Amount Beneficially Owned by
      Each Reporting Person                           1,305,987
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10)   Check if the Aggregate Amount in
      Row (9) Excludes Certain Shares                 [ ]
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11)   Percent of Class Represented by
      Amount in Row 9                                 14%
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12)   Type of Reporting Person                        HC
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                               Page 2 of 6 Pages

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1(a)  Name of Issuer:                      Ticketmaster Online-CitySearch, Inc.

1(b)  Address of Issuer's Principal
      Executive Offices:                   790 East Colorado Blvd., Suite 200
                                           Pasadena,  CA 91101

2(a)  Name of Persons Filing:              American Express Company


2(b)  Address of Principal
      Business Office:                     American Express Company
                                           World Financial Center
                                           New York, New York 10285

2(c)  Citizenship or Place
      of Organization:                     See Item 4 of cover page.

2(d)  Title of Class of Securities:        Class B Common Stock

2(e)  CUSIP Number:                        88633P203

3     Information if statement is filed
      pursuant to Rule 13d-1(b)
      or 13d-2(b):                         Not applicable

4(a)  Amount Beneficially Owned:           See Item 9 of Cover Page

4(b)  Percent of Class:                    See Item 11 of Cover Page

4(c)  Number of shares as to which such person has:
      (i)   sole power to vote or to direct the vote    See Item 5 of Cover Page
      (ii)  shared power to vote or to direct the vote  See Item 6 of Cover Page
      (iii) sole power to dispose or to direct
            the disposition                             See Item 7 of Cover Page
      (iv)  shared power to dispose or to
            direct the disposition                      See Item 8 of Cover Page

                               Page 3 of 6 Pages
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5     Ownership of Five Percent or Less of a Class      Not Applicable

6     Ownership of More than Five Percent on Behalf
      of Another Person                                 Not Applicable

7     Identification and Classification of the
      Subsidiary which Acquired the Security
      Being Reported on By the Parent Holding Company   See Exhibit I

8     Identification and Classification of Members
      of the Group                                      Not Applicable

9     Notice of Dissolution of Group                    Not Applicable

10    Certification

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 1999                 AMERICAN EXPRESS COMPANY


                                         By:   /s/Stephen P. Norman
                                               --------------------
                                         Name: Stephen P. Norman
                                         Title:Secretary

                               Page 4 of 6 Pages

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                                  Exhibit Index

Exhibit I Identification and Classification of the
          Subsidiary which Acquired the Security Being
          Reported on by the Parent Holding Company.

                               Page 5 of 6 Pages
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